EXHIBIT 21.1

EMPIRE MINERALS CORP.

(A Delaware Corporation)

LIST OF SUBSIDIARIES

The following entities are direct or indirect subsidiaries of Empire Minerals Corp.:

1.

Empire Minerals Corp., a Nevada corporation ("Nevada Subsidiary"), is a wholly-owned subsidiary of Empire Minerals Corp., a Delaware corporation ("Company").

2.

The Nevada Subsidiary owns a 50% interest and has effective contractual control of Zhauyuan Empire Gold Co., Ltd., a Chinese joint venture.

3.

The Nevada Subsidiary owns a 70% interest (subject to future adjustment) of Empire (Tianjin) Resources Co., Ltd., a Chinese limited liability company.

4.

The Company has a contractual option to acquire majority ownership of Cuprum Resources Corp., a Panamanian corporation.